  Exhibit 5.1

July 13, 2021

ImageWare Systems, Inc.
11440 W. Bernardo Court, Suite 300
San Diego, CA 92127

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for ImageWare Systems, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1, Registration No. 333-257125 (such Registration Statement, as amended from time to time, is herein referred to as the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers the proposed public offering of an aggregate of up to 17,100,000 shares of the Company’s common stock (“Common Stock”), par value $0.01 per share (the “Shares”). The Shares are collectively referred to herein as the “Securities.”

As the basis for the opinion hereinafter expressed, we have examined such statutes, Company corporate records and documents, certificates of Company and public officials, and other instruments and documents as we deemed relevant or necessary for the purposes of the opinion set forth below.

In making our examination, we have assumed the legal capacity of all natural persons, that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.  We have also assumed the accuracy and completeness of all information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.  We have relied upon a certificate and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

Based on the foregoing and on such legal considerations as we deem relevant, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that the Shares, when issued and sold in the manner contemplated by the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

The opinion rendered herein is limited to the Corporation Code of the State of Delaware and the federal laws of the United States.

We hereby consent to the reference to us under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement, and any amendments thereto.  In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

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This opinion letter is given to you solely for use in connection with the offer and sale of the Securities while the Registration Statement is in effect and is not to be relied upon for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Securities or the Registration Statement.

Very truly yours, Disclosure Law Group, a Professional Corporation By: /s/ Daniel Rumsey Daniel W. Rumsey, Esq.